FOR IMMEDIATE RELEASE

September 26, 2008

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   September 26, 2008……..Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA) has announced the acquisition of a 110,638 square foot industrial building located at 950 Bennett Road, Orlando, Orange County, Florida, at a purchase price of approximately $8,300,000 from FE Orlando Investment Limited Partnership, a Delaware limited partnership.  The property is leased to Federal Express Corporation through November 30, 2017.

This property is the replacement property in a 1031 exchange transaction in which an industrial property in Franklin, MA, sold by the company in June, 2008, serves as the relinquished property.

According to Eugene W. Landy, President, “This acquisition brings the total square footage in the Monmouth Real Estate portfolio to approximately six million square feet.  Our business plan of owning high quality industrial properties, secured by long-term leases to investment grade tenants, coupled with our strong balance sheet, provides us with stability and visibility, and therefore will allow us to perform well in these turbulent times.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio now consists of fifty-seven industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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